Exhibit 99.1
VeriFone Announces Anticipated Restatement of 2007 Quarterly Financial Statements
Also Announces Preliminary Fourth Quarter 2007 Revenue Results and Delays
Announcement of Fourth Quarter 2007 Financial Results
SAN JOSE, CA. — December 3, 2007 — VeriFone Holdings, Inc. (NYSE: PAY) today announced that following a review by and on the recommendation of management, it has concluded that its unaudited interim consolidated financial statements for the three months ended January 31, 2007, the three and six months ended April 30, 2007 and the three and nine months ended July 31, 2007 should no longer be relied upon, principally due to errors in accounting related to the valuation of in-transit inventory and allocation of manufacturing and distribution overhead to inventory, each of which affects VeriFone’s reported costs of net revenues. The restatements are anticipated to correct errors that overstated previously reported inventories in material amounts as of January 31, 2007, April 30, 2007 and July 31, 2007, and understated cost of net revenues in material amounts for the three month periods ended January 31, 2007, April 30, 2007, and July 31, 2007. Accordingly, investors are cautioned not to rely on VeriFone’s historical financial statements and earnings press releases and similar communications for the periods ended January 31, 2007, April 30, 2007, and July 31, 2007.
Based on its review to date, management currently anticipates that the restatement will result in reductions to previously reported inventories of approximately $7.7 million, $16.5 million and $30.2 million as of January 31, 2007, April 30, 2007 and July 31, 2007, respectively, and reductions to previously reported pre tax income of approximately $8.9 million, $7.0 million and $13.8 million for the three month periods ended January 31, 2007, April 30, 2007 and July 31, 2007, respectively. VeriFone is currently evaluating the anticipated effect of the restatement on after-tax income for those periods.
These estimates include corrections of other unrelated errors detected in the course of VeriFone’s review to date, are based on currently available information and are subject to change during the course of the company’s restatement process. While VeriFone is not currently aware of other accounting errors requiring adjustment to any prior period financial statements, there can be no assurances that VeriFone or its independent registered public accounting firm will not find additional accounting errors requiring further adjustments in those or earlier periods.
VeriFone today also announced that it expects to report total revenues for the three and twelve months ended October 31, 2007, of approximately $238 million and $904 million, respectively. VeriFone’s management and the Audit Committee of its Board of Directors have determined to delay the release of full fourth quarter

2007 financial results that were scheduled to be released on December 6, 2007, pending completion of the assessment of these errors and the restatements.
“I am very disappointed to have to bring you this news and am committed to ensuring that we promptly and thoroughly remedy this situation and move forward with the business of delivering value to our shareholders. I am committed to regaining your confidence in VeriFone,” said Douglas G. Bergeron, Chairman and Chief Executive Officer.
VeriFone concluded that a restatement of its interim unaudited financial statements is required as a result of an internal review of in-transit inventory balances conducted in preparation for VeriFone’s fiscal 2007 audit. In reaching the conclusion to restate its financial results, VeriFone’s management and the Audit Committee discussed the matters described in this press release with VeriFone’s independent registered public accounting firm.
Upon completion of its assessment of these errors, VeriFone intends to file amended Quarterly Reports on Form 10-Q for the periods described above that will restate the previously issued financial statements included therein. VeriFone currently estimates that it will file these amended quarterly reports, together with its Annual Report on Form 10 K for the fiscal year ended October 31, 2007, in January 2008. However, VeriFone cannot be certain how much time will ultimately be required for it to complete the restatement process.
The management of VeriFone will host a conference call, which will be simultaneously webcast, on December 3, 2007, at 2:00 p.m. (PST) to discuss the matters in this press release. To access the live conference call, the dial-in numbers are as follows:
Domestic callers: 800-299-7928
International callers: 617-614-3926
Passcode: 10657199
To access the audio webcast, please go to VeriFone’s website (http://ir.verifone.com) at least ten minutes prior to the call to register. The recorded audio webcast will be available on VeriFone’s website until December 10, 2007.
A replay of the conference call, which can be accessed by dialing toll-free 888-286-8010, and outside the U.S. 617-801-6888, will be available until December 10, 2007. The access code for the replay is 86832526.
Following the conference call, VeriFone does not expect that it will report further on the restatement process, other than possibly to provide an update as to the timing of the process, until the process is complete and its restated financial statements have been published.
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About VeriFone Holdings, Inc. (www.verifone.com)
VeriFone Holdings, Inc. (“VeriFone”) (NYSE: PAY) is the global leader in secure electronic payment solutions. VeriFone provides expertise, solutions and services that add value to the point of sale with merchant-operated, consumer-facing and self-service payment systems for the financial, retail, hospitality, petroleum, government and healthcare vertical markets. VeriFone solutions are designed to meet the needs of merchants, processors and acquirers in developed and emerging economies worldwide.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements that involve risks and uncertainties. In some cases, forward-looking statements can be identified by words such as “anticipates,” “expects,” “believes,” “plans,” “predicts,” and similar terms. Risks, uncertainties and assumptions that could affect VeriFone’s forward-looking statements include, among other things, completion of the restatements described above and completion of VeriFone’s financial statements as of, and for the fiscal year ended October 31, 2007. Other risks and uncertainties include, but are not limited to, those discussed under the heading “Risk Factors” in VeriFone’s Annual Report on Form 10-K for the year ended October 31, 2006 and subsequent Quarterly Reports on Form 10-Q. Unless required by law, VeriFone expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

Investor Contact:
William Nettles – Vice President Corporate Development & IR
Tel: 408-232-7979
Email: ir@verifone.com
Editorial Contact:
Pete Bartolik
VeriFone, Inc.
Tel: 508-283-4112
Email: pete_bartolik@verifone.com